FREE WRITING PROSPECTUS Dated August 13, 2019	Filed Pursuant to Rule 433 Registration No. 333-231740 Registration No. 333-231740-01 Registration No. 333-231740-02

*FULL PRICING DETAILS* $798+MM World Omni Lease (WOLS) 2019-B

Bookrunners: Wells Fargo (str), MUFG, and TD

Co-Managers: Bank of America ML, PNC, SunTrust, Williams Capital, US Bancorp

CLS	AMT($MM)	EXPECTED M/F	WAL**	L.FNL	BENCH	SPREAD	CPN%	YLD%	$PRICE
A1	100.000	P-1/F1+	0.20	08/20	IntL	- 2	2.15103%	2.15103%	$100.00000
A2A	198.300	Aaa/AAA	1.12	07/22	EDSF	+ 26	2.05%	2.066%	$ 99.99210
A2B	100.000	Aaa/AAA	1.12	07/22	1ML	+ 26	1ML+26		$100.00000
A3	278.300	Aaa/AAA	2.28	11/22	IntS	+ 43	2.03%	2.046%	$ 99.98367
A4	81.430	Aaa/AAA	2.62	02/25	IntS	+ 50	2.07%	2.082%	$ 99.99233
B	40.500	Aa2/AA	2.69	02/25	IntS	+ 57	2.13%	2.145%	$ 99.98574

** WAL based off 75% PPC to maturity

- Transaction Summary -

Offered Size	: $798.53MM (no grow)	First Pay Date	: 09/16/2019
Expected Ratings	: Moody's/Fitch	Registration	: SEC Registered
Ticker	: WOLS 2019-B	ERISA Eligible	: YES
Bill & Deliver	: Wells Fargo	Min Denoms	: $1k by $1k
Expected Settle	: 8/21/2019	Expected Pricing	: PRICED

The transaction is structured to comply with the net economic interest retention requirement of the EU Risk Retention regulation

- AVAILABLE INFORMATION -

Preliminary Prospectus (attached)

FWP (attached)

CDI File (attached)

Intex Dealname: wswols2019b	Passcode: 7KK6
DealRoadshow.com	Password: WOLS2019B

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https://www.wellsfargo.com/com/disclaimer/wfsjb4.